Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Triple-S Management Corporation:
We consent to the incorporation by reference in this registration statement (333-151032) on Form S-8 of Triple-S Management Corporation (the Company) of our report dated March 18, 2009, with respect to the consolidated balance sheet of Triple-S Management Corporation and Subsidiaries as of December 31, 2008, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the two-year period ended December 31, 2008, which report appear in the December 31, 2008 annual report on Form 10-K of the Company.
/s/ KPMG LLP
March 5, 2010